VERTIV.
EXHIBIT 10.1
April 20, 2022
Mr. Stephen Hen I Liang
PRIVATE & CONFIDENTIAL
Dear Stephen
Employee Agreement - TERMS AND CONDITIONS

Position Appointed	: Chief Technology Officer
Organization	: Vertiv Corporation
Reporting Line	: Rob Johnson, Chief Executive Officer or any company authorized delegate
Legal entity Employed	: Vertiv Corporation
Base location	: Chicago, IL
Effective Date	: January 1, 2022
ertiv
This letter confirms your employment with Vertiv Corporation as Chief Technology Officer. The terms and conditions of your employment relationship with Vertiv (Hong Kong) Holdings Limited are generally not addressed in this letter, except as otherwise noted.
As of January 1, 2022, your home base location is Chicago, IL or any other US location which is mutually agreed by the Company and you. You are expected to travel to other locations globally as business needs require, subject to pandemic and post-pandemic travel restrictions.
1.Length of Service
Your length of service with Vertiv (Hong Kong) Limited since June 1, 1994 will be recognized for purposes of calculating any Hong Kong employment benefits.
2.Monthly Salary
Your base salary is USD 590,000 per annum, payable on 12 months basis, subject to applicable withholding as provided in Section 13.
Your annual merit review cycle will be in line with the Company's annual review cycle in 2022. Merit review is determined based on the Company's approved budget, applicable policy and individual performance. The Company reserves the right to amend the timing of annual review subject to the prevailing business conditions. Your salary review will be carried out in line with company policy and subject to your performance assessment.
3.Vertiv Incentive Plan (VIP)
Your CY22 VIP target is 80% of salary. Your annual bonus is to be paid in USD, subject to applicable withholding as provided in Section 13.
The details of your CY22 Vertiv Incentive Plan will be provided to you in due course. This Annual Target Incentive will be calculated on a pro-rata basis if your service period with the Company is less than 12 months within the financial year.
You will be eligible to receive the incentive payout only if you are still employed by the Company at the time when the incentive is distributed. The payment of such incentive is at the sole discretion of the Company. The Company reserves the right to amend the incentive plan in consideration of the changing business and market conditions.

The terms of Vertiv’s VIP program will apply to you unless otherwise specifically indicated.
4.Temporary Furnishings/Automobile
You have been provided temporary furnishings by Vertiv as a perk for your Chicago-based temporary, residence. Vertiv funded the relocation of the furnishings from Columbus, Ohio to Chicago, Illinois. Also, you have been provided a Vertiv pool car for your use while residing in the US. The furnishing and Vertiv car agreement will be terminated in the event that any one of the following circumstances occur:
• You are no longer employed by the Company;
• You are no longer required to split your time between EMEA and APAC.
Both the furnishings and the Vertiv pool car must be returned in good condition considering normal wear and tear as issued. Any damages will be paid for by you at the time of return. For the avoidance of doubt, both the furnishings and the Vertiv pool car remain the property of Vertiv at all times. You will be responsible for tax on any imputed income related to this benefit.
5.Working Hours
Normal office hours are 40 hours Monday through Friday. Your accommodation will be required in order to adapt to the normal office hours in various work arrangements customary and aligned with the business needs around the world.
6.Overtime, Work On Rest Days and Paid Holidays
The Company may require an employee to work overtime, on Saturdays or public holidays from time to time. You are NOT eligible for additional payment for the time worked in excess of the normal working hours. Please refer to the Employee Handbook and the Overtime Pay & Compensation Time Off Policy for details.
7.Hong Kong Provident Fund
You will remain enrolled into the ORSO scheme, subject to continuing eligibility under the scheme rules given your current employment structure. For the purpose of the ORSO scheme of arrangement including the Employer's contribution % and vesting period, your length of service with Vertiv (Hong Kong) Limited since June 1, 1994 will be recognized. For details of the ORSO Scheme, please refer to the information folder provided by our ORSO service provider, and Vertiv Hong Kong's Employee Handbook.
Given your participation in the ORSO scheme, you waive any participation rights to participating in Vertiv’s 401(k) plan.
8.Other Benefits
a.Annual Leave
You are entitled to such vacation and holiday benefits as the Company establishes by policy from time to time. Executives shall coordinate their vacation schedule with the Company so as not to impose an undue burden on the Company
b.Insurance Benefits
Vertiv will not make supplemental health care insurance available to you.
You will continue to be covered under Vertiv’s benefits programs, including medical, dental and vision, life insurance and disability programs for international travelers. Vertiv retains the right to modify the terms and conditions, including cost-sharing arrangements for all of the benefit programs.

9.Club Membership and Car and Driver
Your club membership benefit in Hong Kong as a nominee of the Company ended effective December 31, 2021. Vertiv will no longer be making a car and driver in Hong Kong available to you.
10.Compliance to Business Ethics and Company Policies
Acceptance of our employment includes your acceptance and conformity to the Vertiv Code of Ethics Policy, the contents of which will be communicated to you in our Ethics training session.
You agree to comply with all existing as well as future policies, rules and regulations issued by the Company relative to the conduct of its business. You should also be aware that electronic mail, voice mail, computer media and the computer network are company property and should be used strictly for business purposes and in accordance with the Vertiv Electronic Media Policy.
11.Background Checks [Intentionally Deleted]

12.Employee Patent and Confidential Information Agreement
You remain subject to the Employee Patent and Confidential Information Agreement and to Section 8 of the Company’s Executive Employment Policy.
13.Income Tax Return Preparation & Payroll Withholding
Any amounts payable under this letter will be subject to applicable payroll withholding including U.S. federal, state, local and FICA (US Social Security) as determined by the Company. Your U.S. and Hong Kong tax returns will continue to be prepared by Price Waterhouse Coopers Hong Kong until the end of the current year. Vertiv will provide the sum of US$20,000 annualized to cover the costs associated with the preparation of your tax returns for 2021. Tax equalization will be available for income earned through the end of 2021 and at that time, will no longer be available.
14. 409A
You remain subject to the provisions included in Section 12 of the Company’s Executive Employment Policy (Payment upon Termination of Employment).
15.Non-Competition Covenant
You remain subject to the provisions included in Section 9 of the Company’s Executive Employment Policy (Restrictive Covenants).
16.Employment Relationship
You acknowledge and agree that, as a condition to the effectiveness of this Agreement, you shall not disclose to the Company, or use for the Company's benefit, any of the confidential, trade secret or proprietary information of others, including any of your former employers. Further, the terms and conditions of your employment is subject to this letter, the Company's Executive Employment Policy, the Company's Executive Change of Control Plan, and the Company's Stock Ownership Guidelines.
17.Termination of Employment
This Agreement can be terminated by giving the other party six month's advance notice in writing or payment in lieu of notice. Prior to separation, you shall surrender all company properties and fixed assets and settle any outstanding financial liabilities to the Company. The Company reserves the right to deduct any outstanding payment in your final compensation.

Under circumstances of gross misconduct or breach of ethics and company policies, this contract may be terminated by summary dismissal, which requires no notice period or payment in lieu. Under these circumstances (i.e. summary dismissal), your salary will be paid up to the time of dismissal.
Upon termination of employment, you will immediately surrender all company properties and fixed assets, possessions by reason of your position and settle any outstanding financial liabilities to the Company. The Company reserves the right to deduct any outstanding payment in your final compensation.
18.Alterations to Contract
This Agreement and the provisions contained in the Employee Handbook and other Company policies constitute the written terms and conditions governing your contract of employment with the Company. The Company reserves the right to amend the provisions of its policies from time to time. Any changes in your terms and conditions of employment will be notified to you personally and you agree that the terms and conditions of employment revised from time to time will form part of your contract of employment with the Company.
19.Severability
Should any provision of this Agreement be or become illegal, invalid, or unenforceable in any jurisdiction, such shall not affect the validity or enforceability in that jurisdiction of the remainder of the Agreement, nor shall it affect the validity or enforceability in other jurisdictions of that or any other provision of the Agreement.
20.Governing Law
This letter shall be governed by, subject to, and construed in accordance with the laws of Delaware without regard to conflict of law principles.
To the extent permitted by law, any dispute in connection with this letter shall be resolved through confidential mediation, or confidential binding arbitration in accordance with an Arbitration Agreement included in the Executive Employment Policy. Any such dispute shall initially be submitted for resolution to a neutral mediator, mutually selected by the parties. If such dispute is not resolved to the satisfaction of the parties, or the parties cannot agree upon a mediator, then it shall be submitted for resolution in accordance with the Arbitration Agreement. The parties agree to keep confidential both the fact that any mediation/arbitration has or will take place between them, all facts related thereto, and any resolution thereunder. Any resolution reached via mediation or award of an arbitrator shall be final and binding on the parties
We look forward to your continued contribution to the Company and wish you a successful career with us.
Yours sincerely

/s/ Erin Dowd
Erin Dowd
____________________________________________________________________________________

ACCEPTANCE
I acknowledge and accept the position on the terms and conditions offered above (including those contained in the Company's policies as amended from time to time), and understand that any alterations will be notified to me and agree that my contract of employment with the Company would be subject to such alterations from time to time.

Date: April 22, 2022

Signed by:

/s/ Stephen Hen I Liang
Stephen Hen I Liang
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